Exhibit 99.1
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[US GOLD LOGO]                             Right Time, Right Place, Right Trend!



Dear Investor,

Thank you for being a US Gold owner! As an investor in this company I wanted to write you for a number of reasons. First, to introduce myself as the new Chairman and CEO of US Gold and secondly, I wanted to discuss the plans I have for the company.

On July 29, 2005 it was announced that I had purchased 33% of the shares of the company, becoming the largest shareholder of US Gold. Shortly thereafter, I assumed the position of Chairman and CEO. I feel it's important for any CEO of a publicly traded company to have a large vested interest and to have his or her interest directly aligned with the shareholders. My interest is the same as yours: Increasing shareholder value!

Before assuming my recent position with the company I was Chairman and CEO of Goldcorp Inc. (NYSE: GG TSX: G). Prior to my stepping down as Goldcorp's CEO, Goldcorp merged with Wheaton River Minerals in what I believe was one of the most successful combinations in the gold sector. During the past 18 years, Goldcorp's market capitalization has increased from $50 million to over $6.8 billion. Today Goldcorp is the lowest cost, million ounce gold producer in the world and I remain the largest individual shareholder of that company. If you wish to find out more about me, I encourage you to visit my website at www.robmcewen.com

When I looked at US Gold I saw a very unique and interesting opportunity! A small company with one of the largest land packages, in the Cortez Trend. If you look at our property on the map provided, it is surrounded by opportunity. Just to the north sits Placer Dome's Cortez Hills discovery, which has been reported to contain 5.6 million ounces of gold and was recently approved for production. This discovery changed the outlook for the Cortez Trend, because it suggests the same style of deposit is present, which resides in the Carlin Trend.

The Carlin Trend is adjacent and parallel to the Cortez Trend. To date the Carlin Trend has mined over 60 million ounces of gold. Within the Carlin Trend, gold deposits seem to be strung together in clusters, almost running into each other. Early indications suggest a similar pattern may exist on the Cortez Trend.

Our Tonkin Springs property has undergone several exploration programs throughout the past 20 years. However, most of the drilling centered on few select areas, leaving the large majority of the property untested. In addition, the drilling was close to surface. So why is this important? It indicates that exploration was not focused on finding a Carlin style deposit similar to Cortez Hills, which is found deeper in the ground, located in what is referred to as the Lower Plate. This Lower Plate has never been hit on our property. Nevada Pacific Gold, which holds small blocks of land within Tonkin Springs, announced the discovery of Lower Plate rock on its property. This is a very intriguing development in our quest for the next Cortez Hills.


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The next steps for US Gold will be to seek a listing on a major American exchange, continue building the management team, along with the board of directors and, lastly, start aggressive drilling on the property!

When I stepped down from Goldcorp earlier this year I felt my skills would be better aligned with the needs of a smaller company. I enjoy leading and investing in small exploration companies because a discovery can transform the outlook for an organization overnight. I view exploration as our research and development and to achieve our goals we are going to have to think differently than our competition. To lead the pack we are going to have to take an innovative approach and speed up the game!

On a final note I wanted to tell you about the new US Gold website at www.usgold.com where you can signup to receive the latest news on the company.

Remember US Gold...Right Time, Right Place, Right Trend!


/s/ Robert R. McEwan

Robert R. McEwen
Chairman & Chief Executive Officer
September 23, 2005



                              Cautionary Statement

    This letter contains "forward-looking statements" (including within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are intended to be covered by the safe harbor created by such sections). Such forward-looking statements include, without limitation, (i) estimates of future gold discoveries and deposits; and (ii) statements regarding future asset development. Where the undersigned or the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Such risks include, but are not limited to, the unavailability of gold deposits, gold and other metals price volatility, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, the risks set forth in the Company's most recent SB-2 registration statement as filed with the SEC, and governmental regulation and judicial outcomes. Neither the Company nor the undersigned undertakes any obligation to release publicly revisions to any "forward-looking statement," to reflect events or circumstances after the date of this letter, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.